Exhibit 99.1

ENTERPRISE ANNOUNCES CREEL TO RETIRE YEAR END 2015;
TEAGUE TO SUCCEED CREEL AS CEO;
FOWLER, BULAWA AND NELLY PROMOTED

Houston, Texas (March 30, 2015) – Enterprise Products Partners L.P. (NYSE:EPD) today reported that Michael A. Creel, chief executive officer of Enterprise's general partner, has announced his intention to retire as of December 31, 2015.  A. J. "Jim" Teague, Enterprise's chief operating officer, has been elected to succeed Mr. Creel as chief executive officer upon Mr. Creel's retirement at the end of 2015.

"Mike Creel has been an important member of Enterprise's management team and our success," said Randa Duncan Williams, non-executive chairman of Enterprise's general partner.  "I would like to thank him for his sixteen years of leadership and contributions.  Over the next nine months, in addition to his normal duties, Mike will be actively involved in transition activities as we prepare for his retirement."

"I am pleased to announce that Jim Teague will succeed Mike," said Ms. Williams.  "Jim has also been integral to our success.  His commercial experience in both the midstream and petrochemical industries is without peer.  I look forward to working with Jim as we execute Enterprise's current set of growth projects and pursue new opportunities."

Mr. Teague has served as a director of Enterprise's general partner since 2008 and as chief operating officer since 2010.  Mr. Teague joined Enterprise in 1999.  He is a retiree of The Dow Chemical Company following a 23-year career.  Mr. Teague has 40 years of experience in the midstream and petrochemical industries.

The board of directors of Enterprise's general partner has elected to expand the office of the chairman effective April 1, 2015.  Currently, the office of the chairman is comprised of Ms. Williams serving as non-executive chairman, Mr. Creel serving as chief executive officer and Mr. Teague serving as chief operating officer.  The board has elected to add the role of chief administrative officer to the office of the chairman.

W. Randall Fowler has been elected to the role of chief administrative officer effective as of April 1, 2015.  Mr. Fowler has served as a director of Enterprise's general partner since 2011 and as Enterprise's executive vice president and chief financial officer since 2007.  He joined Enterprise in 1999, shortly after Enterprise's initial public offering.  Mr. Fowler, a certified public accountant (inactive), has 35 years of finance and accounting experience in various sectors of the energy industry.

Upon Mr. Creel's retirement, the office of the chairman will be comprised of Ms. Williams as non-executive chairman, Mr. Teague as chief executive officer and Mr. Fowler as chief administrative officer.

Bryan F. Bulawa has been elected senior vice president and chief financial officer effective as of April 1, 2015.  Mr. Bulawa has served as Enterprise's senior vice president and treasurer since 2009.  He joined Enterprise as vice president and treasurer in 2007.  Prior to joining Enterprise, Mr. Bulawa spent thirteen years in the corporate and investment banking energy division of Scotia Capital engaged in client coverage, corporate finance, project finance advisory, bank and institutional loan syndications.  Mr. Bulawa will continue to report to Mr. Fowler.

Christian M. "Chris" Nelly has been elected vice president and treasurer effective as of April 1, 2015.  Mr. Nelly has served Enterprise as senior director of finance since 2011.  He joined Enterprise in 2008 as director, finance.  Prior to joining Enterprise, Mr. Nelly served in various roles of increasing responsibility in the financial services sector, including roles with Societe Generale and Scotia Capital, associated with financing and merger and acquisition activities for clients in various sectors of the energy industry.  Mr. Nelly will continue to report to Mr. Bulawa.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include:  natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  The partnership's assets include approximately 51,300 miles of onshore and offshore pipelines; 225 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and its general partner expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors included in Enterprise's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812
  Rick Rainey, Media Relations (713) 381-3635